Exhibit 10.1

AMENDMENT TO LOAN DOCUMENTS

THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is entered into as of September 30, 2010, by and between SILICON VALLEY BANK (“Bank” or “Silicon”) and NETLIST, INC., a Delaware corporation (“Borrower”).  Borrower’s chief executive office is located at 51 Discovery, Suite 150, Irvine, CA 92618.

RECITALS

A.            Bank and Borrower are parties to that certain Loan and Security Agreement with an Effective Date of October 31, 2009 (as amended, modified, supplemented or restated, the “Loan Agreement”) in effect between Bank and Borrower.

B.            Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.            Borrower has requested that Bank amend the Loan Agreement to modify the Profitability Financial Covenant as more fully set forth herein.

D.            Bank has agreed to so amend the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Documents.

2.1          Modified LC Sublimit.  The LC Sublimit, as defined in Section 2.1.2(a) of the Loan Agreement is hereby amended from “$2,500,000” to “$10,000,000.”

2.2          Modified FX Sublimit.  The FX Sublimit, as defined in Section 2.1.3 of the Loan Agreement is hereby amended from “$2,500,000” to “$10,000,000.”

2.3          Modified Cash Management Services Sublimit.  The CMS Sublimit, as defined in Section 2.1.4 of the Loan Agreement is hereby amended from “$2,500,000” to “$10,000,000.”

2.4          Modified Overall Sublimit.  The Overall Sublimit, as set forth in Section 2.1.5 of the Loan Agreement is hereby amended from “$2,500,000” to “$10,000,000.”

2.5          Addition of Term Loan.  The following language is hereby added to the Loan Agreement as Section 2.1.6 and shall read as follows:

2.1.6       Term Loan.

(a)           Availability.  Bank shall make one (1) term loan available to Borrower in an amount up to the Term Loan Amount on or before September 30, 2010, subject to the satisfaction of the terms and conditions of this Agreement.

(b)           Repayment.  Borrower shall repay the Term Loan in (i) thirty-six (36) equal installments of principal, plus (ii) monthly payments of accrued interest (the “Term Loan Payment”).  Beginning on the first day of the month following the month in which the Funding Date occurs, each Term Loan Payment shall be payable on the first day of each month.  Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.

2.6          Modified Interest Rate.  Section 2.3(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a)           Interest Rate.

(i)            Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the following: (i) at all times that a Streamline Period is in effect, one and one-quarter of one percentage points (1.25%) above the Prime Rate; and (ii) at all times that a Streamline Period is not in effect, two and one-quarter of one percentage points (2.25%) above the Prime Rate; which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii)           Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to one and three-quarters of one percentage point (1.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

2.7          Modified Minimum Monthly Interest.  Section 2.3(e) of the Loan Agreement is hereby amended in its entirety to read as follows:

(e)           Minimum Monthly Interest.  [Omitted]

2.8          Modified Fees.  Subclauses (c) and (d) of Section 2.4 of the Loan Agreement are hereby amended in their entirety to read as follows:

(c)           Termination Fee.  Subject to the terms of Section 12.1, a termination fee; and

(d)           Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line.  The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Maximum Revolver Amount (as it may be modified from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding plus the sum of the aggregate amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve).  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder, including during any Streamline Period; and

2.9          New Anniversary Fee.  The following language is hereby added to the Loan Agreement as Section 2.4(g) and shall read as follows

(g)           Anniversary Fee.  A fully earned, non-refundable fee equal to 0.50% of the Maximum Revolver Amount, on the first anniversary of the September 2010 Amendment Effective Date; and if this Agreement is terminated prior to the first anniversary of the September 2010 Amendment Effective Date, either by Borrower or Bank, Borrower shall pay such Anniversary Fee to Bank in addition to any Termination Fee.

2.10        Modified Financial Covenants.  Section 6.9(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

(b)           Tangible Net Worth.  A Tangible Net Worth of at least $17,500,000 (“Minimum Tangible Net Worth”) plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending after the date hereof.  Increases in the Minimum Tangible Net Worth based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased.

2.11        Modified Termination Fee. Section 12.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

12.1        Termination Prior to Revolving Line Maturity Date. On the Revolving Line Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable.  This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Notwithstanding any such termination, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election, or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 2.0% of the Maximum Revolver Amount if termination occurs on or before the first anniversary of the September 2010 Amendment Effective Date, and 1.0% of the Maximum Revolver Amount if termination occurs after the first anniversary of the September 2010 Amendment Effective Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank

2.12        Modified Definitions.  In Section 13.1 of the Loan Agreement, the following definitions are, as applicable, either hereby (i) amended in their entirety to read as follows or (ii) added to read as follows:

“Credit Extension” is any Advance, Term Loan, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Liquidity Condition” is the condition that the sum of (1) the aggregate amount of Borrower’s unencumbered (except for Bank’s security interest), unrestricted cash on deposit at Bank, plus (2) the Availability Amount, is at least $10,000,000.

“Maximum Revolver Amount” is $10,000,000; provided, however, at Borrower’s option and upon at least five (5) days prior written notice to Bank by Borrower, the Maximum Revolver Amount shall be increased to $15,000,000 provided that at the time of such increase, no Default or Event of Default has occurred and is continuing (including, without limitation, with respect to Borrower’s reporting requirements set forth in Section 6.2 hereof and Borrower’s financial covenants set forth in Section 6.9 hereof).

“Revolving Line Maturity Date” September       , 2012 [the date that is two years from the date of this Amendment].

“September 2010 Amendment Effective Date” is as defined in that certain Amendment to Loan Documents between Borrower and Bank and dated approximately September         , 2010.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.6 hereof.

“Term Loan Amount” is an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000).

“Term Loan Maturity Date” is the earlier of the following dates: (i) September 1, 2013, (ii) the Revolving Line Maturity Date or (iii) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms.

“Term Loan Payment” is defined in Section 2.1.6(b).

“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

2.13        Additional Commitment Fee.  In the event the Maximum Revolver Amount is increased from $10,000,000 to $15,000,000, at the time of such increase, Borrower shall pay to Bank an additional fully earned, non-refundable commitment fee of $25,000.

2.14        Modified Exhibit B.  Exhibit B to the Loan Agreement is hereby amended in its entirety to read as set forth in Exhibit B attached hereto.

2.15        Netlist Technology Texas LP.  Reference is hereby made to the following documents:  (i) that certain Unconditional Continuing Guaranty executed by Netlist Technology Texas LP (“Netlist Texas”) in favor of Bank and dated October 31, 2009 (the “Netlist Texas Guaranty”), (ii) that certain Security Agreement executed by and between Netlist Texas and Bank and October 31, 2009 (the “Netlist Texas Security Agreement”) and (iii) that certain Intercompany Subordination Agreement executed by Borrower and Netlist Texas in favor of Bank and dated October 31, 2009 (the “Netlist Texas Subordination Agreement”).  The Netlist Texas Guaranty, Netlist Texas Security Agreement and Netlist Texas Subordination Agreement are, collectively, referred to herein as the “Netlist Texas Documents.”  Borrower has advised Bank that Netlist Texas shall be dissolved on or about October 1, 2010.  Based upon such representation by Borrower, Bank hereby agrees that upon Bank receiving written evidences, satisfactory to Bank in its good faith business judgment, of the dissolution of Netlist Texas, the Netlist Texas Documents will terminate and Netlist Texas will be released and discharged from it liabilities and obligations thereunder subject to any terms or provisions that by their terms survive the release, revocation or termination of the Netlist Texas Documents.  Notwithstanding the foregoing, the termination of the Netlist Texas Guaranty does not affect the provisions of Section 5 of the Netlist Texas Guaranty or the of Section 12 of the Netlist Guaranty to the extent that it pertains to reasonable costs and expenses of enforcing the Netlist Texas Guaranty.

3.             Limitation of Amendments.

3.1          The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents (as amended by this Amendment, as applicable) are hereby ratified and confirmed and shall remain in full force and effect.

4.             Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1          Immediately after giving effect to this Amendment, (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date, or except as otherwise previously disclosed in writing by Borrower to Bank), and (b) no Event of Default has occurred and is continuing;

4.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment;

4.3          The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been otherwise amended, supplemented or restated and are and continue to be in full force and effect;

4.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, have been duly authorized;

4.5          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7           This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.             Release by Borrower and Guarantor.  Each of Borrower and Guarantor (individually and collectively, “Obligor”) hereby agree as follows:

5.1          FOR GOOD AND VALUABLE CONSIDERATION, Obligor hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”).  Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2          In furtherance of this release, Obligor expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” (Emphasis added.)

5.3          By entering into this release, Obligor recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Obligor hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if

Obligor should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Obligor shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever.  Obligor acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.4          This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release.  Obligor acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

5.5          Obligor hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)           Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Obligor regarding any fact relied upon by Obligor in entering into this Amendment.

(b)           Obligor has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c)           The terms of this Amendment are contractual and not a mere recital.

(d)           This Amendment has been carefully read by Obligor, the contents hereof are known and understood by Obligor, and this Amendment is signed freely, and without duress, by Obligor.

(e)           Obligor represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released.  Obligor shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

6.             Bank Expenses.  Borrower shall pay to Bank, when due, all Bank Expenses (including reasonable attorneys’ fees and expenses), when due, incurred in connection with or pursuant to this Amendment.

7.             Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.             Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of an amendment fee in an amount equal to $57,500 ($50,000 with respect to the Revolving Line and $7,500 with respect to the Term Loan) and (c) Bank’s receipt of the Consent attached hereto, duly executed and delivered by Guarantor (unless Bank, in its sole discretion at any time waives in writing the receipt of any such Consent).  The above-mentioned fees shall be fully earned and payable concurrently with the execution and delivery of this Amendment and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents.  Bank is authorized to charge such fees to Borrower’s loan account.  The date that this Amendment is deemed effective is referred to herein as the “September 2010 Amendment Effective Date.”

[Remainder of page intentionally left blank; signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		NETLIST, INC.

By:	/s/ Brian Lowry	By:	/s/ Gail Sasaki
Name:	Brian Lowry	Name:	Gail Sasaki
Title:	Relationship Manager	Title:	Vice President and Chief Financial Officer

CONSENT

The undersigned hereby expressly agrees to Section 5 of the foregoing Amendment and acknowledges that its consent to the rest of the foregoing Amendment is not required, but the undersigned nevertheless does hereby agree and consent to the entire foregoing Amendment and to the documents and agreements referred to therein and to all future modifications and amendments thereto, and any termination thereof, and to any and all other present and future documents and agreements between or among the foregoing parties.  Nothing herein shall in any way limit any of the terms or provisions of the Guaranty, the Guarantor Security Agreement, or any other Loan Documents, executed by the undersigned, all of which are hereby ratified and affirmed.

GUARANTOR:

NETLIST TECHNOLOGY TEXAS LP, a Texas limited partnership

By:	NETLIST, INC., its general partner

	By:	/s/ Gail Sasaki
	Name:	Gail Sasaki
	Title:	Vice President and Chief Financial Officer

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	NETLIST, INC.

The undersigned authorized officer of NETLIST, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                                with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited)	Concurrently with Form 10-K	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings; Deferred Revenue Report	Monthly within 20 days	Yes No
Transaction Reports

(i) if Streamline Period is in effect, monthly (within twenty (20) days after the end of each month) and at the time of each request for an Advance; and (ii) if Streamline Period is not in effect, weekly and at the time of each request for an Advance

Yes No

The following intellectual property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:
Minimum Adjusted Quick Ratio	1.25 : 1.00	: 1.00	Yes No
Minimum Tangible Net Worth	$17,500,000 plus (i) 50% of new equity and sub debt plus (ii) 50% of quarterly net income	$	Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

NETLIST, INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Adjusted Quick Ratio (Section 6.9(a))

Required:               1.25 : 1.00

Actual:

A.	Borrower’s cash and Cash Equivalents that are unencumbered (except for Bank’s security interest) and unrestricted	$
B.	Aggregate net amount of Borrower’s Eligible Accounts	$

C.	Sum of line A plus line B	$

D.	Current Liabilities	$

E.	Adjusted Quick Ratio (line C divided by line D)	: 1.00

Is line F equal to or greater than 1.25 : 1.00 ?

☐ No, not in compliance	☐ Yes, in compliance

[continued on next page]

II.	Minimum Tangible Net Worth (Section 6.9(b))

Required Amount:	$17,500,000 plus (i) 50% of consideration for equity securities and subordinated debt plus (ii) 50% of Borrower’s quarterly net income

Actual:

A.	Aggregate value of total assets of Borrower and its Subsidiaries	$

B.	Aggregate value of goodwill of Borrower and its Subsidiaries	$

C.	Aggregate value of intangible assets of Borrower and its Subsidiaries	$

D.	Aggregate value of investments of Borrower and its Subsidiaries consisting of minority investments in companies which investments are not publicly-traded	$

E.	Aggregate value of any reserves not already deducted from assets	$

F.

Aggregate value of liabilities of Borrower and its Subsidiaries (including all Indebtedness) and current portion of Subordinated Debt permitted by Bank to be paid by Borrower (but no other Subordinated Debt)

$

G.	Aggregate value of Indebtedness of Borrower subordinated to Borrower’s Indebtedness to Bank	$

H.	Tangible Net Worth (line A minus line B minus line C minus line D minus line E minus line F plus line G)	$

Is line H equal to or greater than Required Amount?

☐ No, not in compliance	☐ Yes, in compliance